Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-168936, 333-183704, 333-147793 and 333-183703) and the Registration Statement on Forms S-8 (Nos. 333-120141 and 333-162135) of Cytomedix, Inc. of our report dated March 14, 2013 relating to the consolidated balance sheets of Cytomedix, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appears in this Annual Report on Form 10-K.

/s/ Stegman & Company
Baltimore, Maryland
March 14, 2013